As filed with the Securities and Exchange Commission on June 13, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REMOTE DYNAMICS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	51-0352879
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Chisholm Place, Suite 120 Plano, Texas	75075
(Address of principal executive offices)	(Zip Code)

2006 Stock Plan
(Full title of the plan)

Gary Hallgren Chief Executive Officer Remote Dynamics, Inc. 200 Chisholm Place, Suite 120 Plano, Texas 75075
(Name and address of agent for service)

(972) 395-5579
(Telephone number, including area code, of agent for service)

Copies to: Jody R. Samuels, Esq. Richardson & Patel LLP The Chrysler Building 405 Lexington Avenue, 26th Floor New York, New York 10174 Telephone: (212) 907-6686 Facsimile: (212) 907-6687

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	50,000,000 (3)	$.0026	$130,000	$4.00

(1)
Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2)
Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on June 11, 2007, as reported on the OTC Electronic Bulletin Board.

(3)
Represents 50,000,000 additional shares of common stock available for issuance under the Remote Dynamics, Inc. 2006 Stock Plan, as amended (the “2006 Plan”). The board of directors has approved the increase in the number of shares of common stock available for issuance under the 2006 Plan from 25,000,000 to 75,000,000 shares. The offer and sale of 25,000,000 shares of common stock under the 2006 Plan, which may previously have been or may in the future be issued upon exercise of options under the 2006 Plan, were previously registered on Form S-8 Registration Statement No. 333-137345.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

(a)	The Annual Report for the fiscal year ended December 31, 2006, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on Form 10-KSB on April 17, 2007.

(b)	The Quarterly Report for the quarter ended March 31, 2007, filed by the Registrant with the Commission on Form 10-QSB on May 15, 2007.

(c)	The description of the Registrant’s common stock, which is included in the Registration statement on Form 8-A, filed with the Commission on May 26, 1995.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, partners of the law firm, are eligible to receive shares of the Company’s common stock pursuant to this Form S-8 registration statement.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, provided such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, if he or she had no reason to believe such conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The Delaware General Corporation Law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against such person and incurred by him or her in such capacity or arising out of his or her status as such, whether or not the corporation has the power to indemnify such person against that liability under Section 145 of the Delaware General Corporation Law.

Article VIII of the Registrant’s Certificate of Incorporation and Article VIII of the Registrant’s Bylaws provide for indemnification of directors and officers and for the purchase of insurance for their benefit.

Article VIII of the Certificate of Incorporation provides that the Registrant shall indemnify any person who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the Registrant), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Registrant, or is or was serving at the Registrant’s request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functions of another corporation, partnership, joint venture, sole proprietorship, trust, non-profit entity, employee benefit plan or other enterprise, against all judgments, penalties (including excise and similar taxes), fines, settlements and expenses (including attorneys’ fees and court costs) actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified.

The right to indemnification under Article VIII of the Certificate of Incorporation is a contract right which includes, with respect to directors and officers, the right to be paid by the Registrant the expenses incurred in defending any such proceeding in advance of the disposition; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under Article VIII of the Certificate of Incorporation or otherwise. The Registrant may, by action of the Board of Directors, pay such expenses incurred by employees and agents of the Registrant upon such terms as the Board of Directors deem appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Article VIII of the Certificate of Incorporation shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

Article VIII of the Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the Registrant shall not be liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director.

Section 8.1 of the Bylaws provides that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Registrant), by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 8.2 of the Bylaws also provides that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, agent of another corporation, partnership, joint venture or trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description
5.1	Opinion of Richardson & Patel LLP
10.1	2006 Stock Plan, as amended
23.1	Consent of Richardson & Patel, LLP (included in Exhibit 5.1 filed herewith).
23.2	Consent of Chisholm Bierwolf & Nilson, LLC
24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

Item 9.    Undertakings.

1.       The Registrant hereby undertakes:

(a)       to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended;

(ii)       to reflect in the prospectus any facts of events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement;

(b)       that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)       to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.       The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on June 12, 2007.

REMOTE DYNAMICS, INC.

By:	/s/ Gary Hallgren
Name: Gary Hallgren Title: Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby, jointly and severally, constitutes and appoints Gary Hallgren and David Walters his or her true and lawful attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

	Chief Executive Office	June 12, 2007
/s/ Gary Hallgren	(Principal Executive Officer)
Gary Hallgren

	Chairman and Director	June 12, 2007
/s/ David Walters	(Principal Financial and Accounting Officer)
David Walters

/s/ Dennis Ackerman	Director	June 12, 2007
Dennis Ackerman

/s/ Keith Moore	Director	June 12, 2007
Keith Moore